Exhibit 99.1

Dear Shareholders:

The year 2004 proved once again that dramatic external change brings great opportunity along with the expected risk.  Change has always been our friend.  In our 27 years in business, we have encountered several periods of change as significant as 2004.

Each time, we have seen a period of market confusion, then market excitement.  Each time traditional demand diminishes, while new demand flourishes.  Each time competition intensifies and new competitors emerge.   And each time, as again now, thanks to our ability to innovate and the confidence of our clients, change advances us toward a new level.

It is not a straight path, the pace is not always predictable, and the outcomes are rarely as originally conceived.

2004 was no exception.  We did not accomplish all we wished to, but we did emerge in better position to take advantage of the ongoing change in our marketplace:

•                  Despite disappointing financial results from the standpoint of revenue and earnings, we made advances.  We made significant expense reductions and began redeploying much of that savings toward R&D, sales, and product management.  We have $34 million in cash – up $6 million over last year.  We entered 2005 with $50 million in backlog and a sales funnel significantly larger than last year’s.  These advances create an improved base for 2005.

•                  From an organizational standpoint, we have a flatter organization that is more efficient, responsive, and decisive.  With new leadership in our consulting practice, we are actively restoring our consulting prominence and moving back to the strategic solutions model that served us well in the ‘90s.

•                  In Revenue Enhancement, we have increased our engagements by more than a third.  In Carretek, we are expanding the number of functions offshored for our first client.  In CVE, we recently announced one of our largest wins.  In our technology division, our Payments, Cash, and Risk business continues to be advantaged by powerful market and regulatory forces.

•                  Perhaps most exciting, given the gathering of demand after market delays, we enter the year 2005 with nine new technology products already deployed with clients, and another seven scheduled for release in the first half of 2005.  Their potential value has already been validated by key clients and alliance partners.

From a sales standpoint, we continue to be challenged where competitors with point solutions find selective advantage and where market indecision persists in some areas.  But we are advantaged by our sustained client relationships, the growing value of our strategic solutions, and our clients’ growing awareness of the challenge of enterprise payments and risk.

In 2005, we are focused on accomplishing four main goals:

•                  Conducting campaigns designed to restore our thought leadership and the evolving integration of our clients’ current and future needs into our products and services.

•                  Accelerating our efforts to increase the market value of our products and services through aggressive R&D, thus positioning to increase revenue and earnings during 2005 and 2006.

•                  Leveraging our more cost-effective operating model to improve profit margins.

•                  Reestablishing confidence and enthusiasm regarding our prospects for future business growth and profitability through improved financial results.

In closing, we would like to thank our employees for their dedication and inspired work, our clients for their partnership and commitment as we innovate together, and our shareholders who appreciate the long-term value of our vision and execution.  We look forward to sharing our successes in 2005.

Sincerely,

J. D. (Denny) Carreker